MFC BANCORP LTD.

1997 STOCK OPTION PLAN

(Amended May 1998)

1.

PURPOSE: The purpose of this 1997 Stock Option Plan (the “Plan”) is to encourage ownership of the common shares (the “Shares”) of MFC Bancorp Ltd. (the “Corporation”) by directors, officers and key employees of, and by other persons providing ongoing services to, the Corporation or any of its subsidiaries who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Corporation by providing additional incentive for superior performance by such persons and to enable the Corporation to attract and retain valued directors, officers and employees and other persons providing ongoing services to the Corporation. The term “the Corporation”, when used herein, refers to both the Corporation and its subsidiaries, where applicable.

2.

ADMINISTRATION: This Plan shall be administered by the board of directors of the Corporation (the “Board”). The Board shall have full authority to interpret this Plan and to make such rules and regulations and establish such procedures as they deem appropriate for the administration of this Plan. A decision of the majority of persons comprising the Board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons.

3.

SHARES SUBJECT TO THE PLAN: The total number of Shares which are reserved and set aside for issuance under this Plan shall not exceed 1,267,000 Shares, provided that no one person may be granted options exceeding 5% of the Shares issued and outstanding at the time of grant. All Shares issued pursuant to the exercise of options granted or deemed to be granted under this Plan will be so issued as fully paid Shares. Shares in respect of which options expire, terminate or are cancelled with the consent of the optionee shall be available for subsequent options.

4.

PARTICIPATION: Options shall be granted under this Plan only to directors, officers and key employees of, and to other persons who provide ongoing services to, the Corporation (the “Optionee”) as shall be designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction.

5.

TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under this Plan shall include the following, as well as such other provisions, not inconsistent with this Plan, as may be deemed advisable by the Board:

(a)	Number of Shares: The number of Shares subject to the option.
(b)

Option Price: The option price of the Shares in respect of which an option may be granted under this Plan shall be fixed by the Board but shall be not less than the fair market value of the Shares at the time the option is granted, as may be determined by the Board. For the purpose of this paragraph, “fair market value” shall be deemed to be the closing market price of the Shares on the NASDAQ National Market or other principal stock exchange (“NNM”) on the day prior to the date of grant of the option. In the event that the Shares are not traded during that time, the “fair market value” shall be the average between the closing bid and ask prices for the Shares on the NNM for the 10 trading days immediately prior to the date the option is granted. In the resolution allocating any option, the Board may determine that the date of grant as aforesaid shall be a future date determined in the manner specified by such resolution provided that in such case:

(i)	the “fair market value” shall be the weighted average trading price of the Shares on the NNM for the 10 preceding trading days immediately prior to the date of grant of the option; and
(ii)

in the event that the Shares are not traded during the time in subparagraph (i) above, the “fair market value” shall be the average between the closing bid and asked prices for the Shares on the NNM for the 10 trading days immediately prior to the date of grant of the option.

The Board may also determine that the option price per Share may escalate at a specified rate dependent upon the year in which any option to purchase Shares may be exercised by the Optionee.

(c)

Payment: The full purchase price for the Shares purchased under the option shall be paid in cash or certified funds upon the exercise thereof. A holder of an option shall have none of the rights of a shareholder until Shares are issued to him.

(d)

Term of Option: Options may be granted under this Plan exercisable over a period not exceeding ten (10) years. Each option shall be subject to earlier termination as provided in subparagraph (f) of this paragraph 5.

(e)

Exercise of Option: Subject to the provisions contained in subparagraph (f) of this paragraph 5, no option may be exercised unless the Optionee is then a director, officer or in the full-time employ of the Corporation, or is providing ongoing services to the Corporation. This Plan shall not confer upon the Optionee any right with respect to continuation of employment by the Corporation. Absence on leave approved by an officer of the Corporation authorized to give such approval shall not be considered an interruption of employment for any purpose of this Plan. Subject to the provisions of this Plan, an option may be exercised from time to time by delivery to the transfer agent of the Corporation of written notice of exercise specifying the number of Shares with respect to which the option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased.

(f)	Termination of Options: Any option granted pursuant hereto, to the extent not validly exercised, will terminate on the earlier of the following dates:
(i)	the date of expiration specified in the option agreement, being not more than ten (10) years after the date upon which the option was granted;
(ii)

in the case of a director, officer or employee of the Corporation, or other person providing ongoing services to the Corporation, thirty (30) days after the date of termination of the Optionee’s employment or after the date the Optionee ceases to be a director and/or officer of the Corporation, or ceases providing ongoing services to the Corporation, as the case may be, for any cause other than by retirement, permanent disability or death;

(iii)

six (6) months after the date of the Optionee’s death, during which period the option may be exercised only by the Optionee’s legal representative or the person or persons to whom the deceased Optionee’s rights under the option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Optionee would have been entitled to exercise the option at the time of his death if the employment of the Optionee had been terminated on such date; and

(iv)

in the case of a director, officer or employee of the Corporation, or other person providing ongoing services to the Corporation, three (3) months after termination of the Optionee’s employment by permanent disability or retirement under any retirement plan of the Corporation, during which three (3) month period the Optionee may exercise the option to the extent he was entitled to exercise it at the time of such termination provided that if the Optionee shall die within such three (3) month period, then such right shall be extended to six (6) months following the death of the Optionee and shall be exercisable only by the persons described in subparagraph (f)(iii) hereof and only to the extent therein set forth.

(g)

Non-transferability of Option: No option shall be transferable by the Optionee other than by will or the laws of descent and distribution and such option shall be exercisable during his lifetime only by him.

(h)

Applicable Laws or Regulations: The Corporation’s obligation to sell and deliver Share under each option is subject to such compliance by the Corporation and any Optionee as the Corporation deems necessary or advisable with all laws, rules and regulations applicable to the authorization and acceptance for listing of the Shares which may be issued upon the exercise thereof by each stock exchange upon which Shares of the Corporation are then listed for trading.

6.

ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN: The aggregate number and kind of Shares available under the Plan and the exercise price thereof shall, subject to the prior consent of any applicable regulatory authority, be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend (other than dividends paid in the ordinary course), combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. In any of such events, the Board may determine the adjustments to be made in the number and kind of Shares covered by options theretofore granted or to be granted and in the option price.

7.

AMENDMENT AND TERMINATION OF PLAN AND OPTIONS: Subject in all cases to the approval of all regulatory authorities having jurisdiction over the affairs of the Corporation, the Board may, from time to time, amend or revise the terms of this Plan (or any option granted thereunder) or may terminate this Plan (or any option granted thereunder) at any time provided, however, that no such action shall, without the consent of the Optionee, in any manner adversely affect his rights under any option theretofore granted under this Plan.

8.

EFFECTIVE DATE AND DURATION OF PLAN: This Plan becomes effective on the date of its adoption by the Board and options may be granted immediately thereafter. This Plan shall remain in full force and effect until such time as the Board shall terminate this Plan, and for so long thereafter as options remain outstanding in favour of any Optionee.

9.

APPROVAL OF PLAN: The establishment of this Plan shall be subject to approval of the shareholders of the Corporation. In addition, all options granted pursuant to this Plan prior to the approval thereof by the shareholders shall also be subject to approval of the shareholders; provided that all options granted subsequent to such approval shall not require approval by the shareholders unless such approval is required by the regulatory authorities having jurisdiction over the affairs of the Corporation.

CW1218717.1